Exhibit 99.1

RING ENERGY ANNOUNCES ISSUANCE OF 2024 SUSTAINABILITY REPORT

The Woodlands, TX – December 31, 2024 – Ring Energy, Inc. (NYSE American: REI) (“Ring” or the “Company”) today announced that it has issued its 2024 Sustainability Report (the “2024 Report”), which is available on the Company’s website at www.ringenergy.com under the “Sustainability” tab.

The 2024 Report marks the fourth consecutive annual update. It provides comprehensive information about Ring’s Environmental, Social and Governance (“ESG”) initiatives and continued ESG progress on multiple fronts, including multi-year targeted capital investments, that are directly contributing to the Company’s further sustainability. The 2024 Report highlights the significant benefits afforded by Ring’s recent strategic acquisitions and asset dispositions, the combination of which provide the opportunity to further invest in leading technologies designed to reduce the Company’s relative environmental footprint over time, enhance its employee training and benefits programs, and partner with the local communities in which the Company operates. One key example of Ring’s ongoing sustainability success in 2023 was the 59% year-over-year decrease in Scope 1 Greenhouse Gas (“GHG”) emissions that was primarily associated with the Company’s successful efforts to reduce flaring and casing gas venting.

In the creation of the document, the Company primarily consulted the Sustainability Accounting Standards Board’s (“SASB”) Oil and Gas Exploration and Production Sustainability Accounting Standard and the Global Sustainability Standards Board’s Global Reporting Initiative (“GRI”) and associated Oil & Gas Sector Standards. In addition, the Company considered the recommendations of the Task Force on Climate-related Financial Disclosures (“TCFD”), the Sustainable Development Goals (“SDGs”) promulgated by the United Nations, and guidance from other industry frameworks and the various ESG ratings agencies, as appropriate.

About Ring Energy, Inc.
Ring Energy, Inc. is an oil and gas exploration, development, and production company with current operations focused on the development of its Permian Basin assets. For additional information, please visit www.ringenergy.com.

Safe Harbor Statement

This release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements involve a wide variety of risks and uncertainties, and include, without limitation, statements with respect to the Company’s sustainability / ESG strategy and related efforts, as well as the expected continued positive impact from recent strategic acquisitions, asset dispositions, and other corporate actions. Such statements are subject to certain risks and uncertainties which are disclosed in the Company’s reports filed with the Securities and Exchange Commission, including its Form 10-K for the fiscal year ended December 31, 2023, and its other filings. Ring undertakes no obligation to revise or update publicly any forward-looking statements, except as required by law.

Contact Information
Al Petrie Advisors
Al Petrie, Senior Partner
Phone: 281-975-2146
Email: apetrie@ringenergy.com
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